                                     CONSENT

We have issued our reports dated February 14, 2001 accompanying the consolidated financial statements and schedule of Daw Technologies, Inc. and Subsidiaries, included in the Annual Report of Daw Technologies, Inc., on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Daw Technologies, Inc., on Forms S-3 (File No. 33-73292 effective January 3, 1994, File No. 33-84224 effective March 20, 1995, File No. 33-93656 effective June 30, 1995, file No. 333-05541 effective July 15, 1996 and file No. 333-38350 effective September, 2000) and on Forms S-8 (File No. 33-93206 effective June 7, 1995 and File No. 333-03930 effective April 23, 1996).



                                       /s/ GRANT THORNTON LLP



Salt Lake City, Utah
April 12, 2001